UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2009

TERRA NOVA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Illinois	000-24057	75-2375969
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 South Wacker Drive, Suite 1550 Chicago, IL 60606
(Address of principal execute offices, including zip code)

(312) 827-3600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

             (b)         Michael G. Nolan has departed his role as President and Chief Executive Officer ("CEO") of Terra Nova Financial Group, Inc. ("Terra Nova" or the "Company") effective as of December 1, 2009.

             (c)         The Board of Directors of Terra Nova has elected and appointed Bernay Box, age 47, to serve as the Company's interim CEO effective December 1, 2009. Mr. Box has been chairman of the board of directors of the Company since June 2006. Mr. Box is the founder and has been during the past five years the managing partner of Bonanza Capital, Ltd. (the "Investment Manager"), a private investment partnership he founded in 1999. Based in Dallas, Texas, the Investment Manager is a small-cap investment fund managing money for high net worth and institutional clients. Mr. Box is also the President of Bonanza Fund Management, Inc. ("BFM"), which is the general partner of the Investment Manager, the investment manager of Bonanza Master Fund, Ltd, the largest holder of shares of our common stock. Mr. Box has over 20 years of investment experience and is a graduate of Baylor University.

             Since January 1, 2007, the Company has not been a party to any transaction or series of similar transactions as required to be disclosed under Item 404 of Regulation S-K, in which Mr. Box had a direct or indirect material interest, other than in connection with the transaction described below.

             On February 14, 2008, the Company entered into a Services Agreement, effective as of November 19, 2007 (the "Services Agreement"), with BFM pursuant to which BFM agreed to provide the services of Murrey Wanstrath to act as the Company's interim Chief Financial Officer, Secretary and Treasurer. Mr. Wanstrath was an employee of BFM, as well as a director of the Company, and had been serving as our interim Chief Financial Officer since November 2007. Pursuant to the agreement, BFM agreed to make Mr. Wanstrath available to serve as the Company's interim Chief Financial Officer, Secretary and Treasurer. During the term of the agreement, the Company paid BFM the amount of $4,330 per week and reimbursed BFM for Mr. Wanstrath's reasonable travel and temporary housing costs incurred in connection with providing his services to the Company. The Company terminated the Services Agreement in May 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TERRA NOVA FINANCIAL GROUP, INC. (Registrant)

By: /s/ Murrey Wanstrath
Murrey Wanstrath, Chief Financial Officer

Date: November 30, 2009